EXHIBIT 10.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of April 27, 2005 (this “Agreement”), between BIP REIT Private Limited, a company organized under the laws of the Republic of Singapore (together with its successors and assigns, the “Purchaser”), and Sunstone Hotel Investors, Inc., a corporation organized under the laws of the State of Maryland (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the consummation of the transactions contemplated by this Agreement, the Company is entering into a Purchase and Sale Agreement, dated as of the date hereof, by and between the Company and Marriott International, Inc. (“Marriott”), attached hereto as Exhibit A (the “Acquisition Agreement”), pursuant to which the Company will acquire certain of the hotel properties currently owned by CTF Holdings, Ltd. (the “CTF Acquisition”) pursuant to the terms and conditions thereof;

WHEREAS, simultaneously with the consummation of the transactions contemplated by this Agreement, the Company and the Purchaser are entering into an escrow agreement, dated as of the date hereof, among the Company, the Purchaser and Citibank, N.A., as Escrow Agent, attached hereto as Exhibit B (the “Escrow Agreement”), pursuant to which the Purchaser is delivering to the Escrow Agent an amount equal to the Purchase Price (as defined herein) for the Shares by wire transfer of immediately available funds and pursuant to which the Company is delivering to the Escrow Agent one or more certificates evidencing the Shares; and

WHEREAS, simultaneously with the consummation of the transactions contemplated by this Agreement, the Company and the Purchaser are entering into a registration rights agreement, dated as of the date hereof, between the Company and the Purchaser, attached hereto as Exhibit C (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein and other consideration the sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Purchase and Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, upon the execution of this Agreement, the Company is issuing and selling to the Purchaser, and the Purchaser is purchasing from the Company, 3,750,000 shares (the “Shares”) of Common Stock at a price per share of $20.65 (the “Per Share Price”), for a total purchase price of $77,437,500 (the “Purchase Price”).

(b) The closing of the sale to, and purchase by, the Purchaser of the Shares (the “Closing”) is occurring at 7:00 a.m., California time, or as promptly as practicable thereafter, on the date hereof (the “Closing Date”). Delivery of the applicable closing documents and certificates is being made at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, CA 90067 or such other place as has been agreed upon by the Company and the Purchaser.

(c) Upon the earlier of (i) the date of the closing of the CTF Acquisition, (ii) the date that is one business day after receipt of notice from Purchaser or (iii) the date that is two business days prior to the next record date for the payment of dividends on the Common Stock, the Company will deliver to the Escrow Agent one or more certificates (registered in such names and in such denominations as the Purchaser has requested) evidencing all of the Shares purchased hereunder, duly endorsed in blank for transfer, with any transfer taxes payable in connection with the transfer of the Shares to the Purchaser duly paid, to be held by the Escrow Agent pursuant to the Escrow Agreement.

(d) Within 5 business days of the Closing, the Purchaser will deliver to the Escrow Agent the Purchase Price in immediately available funds to an account designated by the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement.

(e) At the Closing, the Company is delivering to the Purchaser legal opinions, dated as of the Closing Date and addressed to the Purchaser, attached hereto as Exhibit D (i) to the effect that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and (ii) to the effect that, commencing with its initial taxable year ended December 31, 2004, the Company has been organized in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its method of operation has enabled, and its proposed method of operation will enable, it to meet, the requirements for qualification and taxation as a REIT under the Code.

2. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Purchaser as follows as of the Closing Date:

(a) Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Maryland, has the corporate power and authority to own its properties and to conduct its business as presently conducted as described in the documents filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is duly qualified to transact business and is in good standing in the jurisdictions set forth on Schedule 2(a) hereto, which are the only jurisdictions in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(b) Organization of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) (collectively, the “Significant Subsidiaries”) has been duly incorporated or organized, is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority (corporate and otherwise) to own its properties and to conduct its business as presently conducted as described in the documents filed by the Company under the Securities Act and the Exchange Act and is in good standing in each jurisdiction set forth on Schedule 2(b) hereto, which are the only jurisdictions in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(c) Authority; Validity. The Company has the requisite corporate power and authority to execute, deliver and perform all of its obligations under this Agreement, the Escrow Agreement and the Registration Rights Agreement and to consummate the transactions contemplated herein and therein. The Company has taken all necessary action, corporate or otherwise, in order to execute, deliver and perform all of its obligations under this Agreement, the Escrow Agreement and the Registration Rights Agreement and to consummate the transactions contemplated herein and therein. Each of this Agreement, the Escrow Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except as rights to indemnity and contribution contained in the Registration Rights Agreement may be limited by state or federal securities laws or the public policy underlying such laws.

(d) No Conflicts. Neither the execution and delivery of this Agreement, the Escrow Agreement or the Registration Rights Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, including the issuance and sale of the Shares, nor the compliance by the Company with all of the provisions of this Agreement, the Escrow Agreement or the Registration Rights Agreement and all other transactions herein and therein contemplated by the Company, does or will: (i) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default under (A) any provisions of the charter (including, without limitation, the articles supplementary) or bylaws or other organizational documents of the Company or any Significant Subsidiary, (B) any provision of any license, lease, indenture, mortgage, deed of trust, loan, credit, operating agreement, property management agreement or other agreement or instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound or affected, including any agreement or instrument relating to the CTF Acquisition, (C) any law or regulation binding upon or applicable to the Company or any Significant Subsidiary or any of their respective properties or assets or (D) any decree, judgment or order applicable to the Company or any Significant Subsidiary; or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any Significant Subsidiary.

(e) Consents, etc. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or agency or any securities exchange or any other person or entity is necessary or required in connection with the execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby or the enforcement hereof or thereof against the Company, other than the filings with the Securities and Exchange Commission (the “Commission”) required to comply with its obligations under the Registration Rights Agreement. As of the Closing Date the Company does not have assets the aggregate fair market value of which is in excess of $53.1 million that are not “exempt assets” as such term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated pursuant thereto.

(f) CTF Acquisition. Each of the representations and warranties of the Company in the Acquisition Agreement are true and correct in all material respects. The Company has the requisite corporate power and authority to execute, deliver and perform all of its obligations under the Acquisition Agreement and to consummate the transactions contemplated therein. The Company has taken all necessary action, corporate or otherwise, in order to execute, deliver and perform all of its obligations under the Acquisition Agreement and to consummate the transactions contemplated therein. The Acquisition Agreement has been duly executed and delivered by the Company and, to the knowledge of the Company, Marriott, and assuming the due authorization, execution and delivery thereof by Marriott, constitutes a legal, valid and binding agreement of the Company and, to the knowledge of the Company, Marriott, enforceable against the Company and, to the knowledge of the Company, Marriott in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon the consummation of the transactions contemplated by the Acquisition Agreement, the Company will own, subject to the terms and conditions of the Acquisition Agreement, all of the assets to be acquired pursuant to the Acquisition Agreement free and clear of any Encumbrances (as such term is defined in the Acquisition Agreement).

(g) Capitalization.

(i) Without giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, of which 34,533,321 shares were issued and outstanding and (ii) 100,000,000 shares of preferred stock, of which (a) 5,000,000 shares are designated as 8% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), of which 4,100,000 are issued and outstanding and (b) 750,000 shares are designated as 8.0% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), all of which are issued and outstanding. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims. None of the outstanding shares of capital stock of the Company are entitled to or were issued in violation of preemptive or similar rights of any securityholder in the Company. The authorized capital stock of the Company conforms in all material respects to the description thereof contained or incorporated by reference in the documents filed by the Company under the Securities Act and the Exchange Act.

(ii) Except for the shares of Common Stock reserved for issuance (i) upon conversion of the Common Units issued to the Contributing Entities in connection with the Formation and Structuring Transactions and (ii) in connection with the Company’s 2004 long-term incentive plan and senior management incentive plan described in the SEC Documents, no shares of Common Stock of the Company are reserved for any purpose.

(h) Validity of the Shares. The Shares have been duly authorized for issuance and sale to the Purchaser pursuant to this Agreement and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims and free of restrictions on transfer other than restrictions on transfer set forth under this Agreement, the Company’s charter or the Escrow Agreement. The issuance of the Shares to the Purchaser pursuant to this Agreement will not be subject to any preemptive or similar rights. The certificates to be used to evidence the Shares are in proper form and comply in all material respects with all applicable legal requirements and the requirements of the charter and bylaws of the Company.

(i) Subsidiary Securities. All of the issued and outstanding shares of capital stock or other ownership interests of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and are non-assessable and are owned directly or indirectly by the Company or Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) (other than the common membership interests (the “Common Units”) of the Operating Partnership issued to Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC and Sunstone/WB Manhattan Beach, LLC (collectively, the “Contributing Entities”) in connection with the transactions contemplated by the Structuring and Contribution Agreement dated as of July 2, 2004, by and among the Operating Partnership, the Company, the Contributing Entities and Alter SHP, LLC (the “Formation and Structuring Transactions”)).

(j) Registration Rights. Except as disclosed in the Company’s definitive Proxy Statement for the 2005 Annual Meeting of Stockholders filed with the Commission on April 8, 2005 under “Certain Relationships and Related Transactions” or on Schedule 2(j) hereto, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company and there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to include such securities with any shares of Common Stock registered pursuant to a registration statement filed by the Company.

(k) No Violations. Neither the Company nor any of its Significant Subsidiaries is in (i) violation of its organizational documents, or (ii) default (whether with or without the giving of notice or passage of time or both) in the performance or observance of any obligation, agreement, covenant or condition contained in any lease, indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement, franchise agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) to the extent that such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l) SEC Documents. Since October 27, 2004, the Company has timely filed, and as of the Closing the Company will have timely filed, all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Closing and after October 27, 2004, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements and schedules, including the notes thereto, filed with the Commission as a part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 present fairly in all material respects the combined financial position of the entities presented therein, as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and schedules have been prepared in conformed with accounting principles generally accepted in the United States applied on a consistent basis through the periods specified, except as may be expressly stated in the related notes thereto.

(m) Changes. Except as disclosed in the SEC Documents or on Schedule 2(k) hereto:

(i) since December 31, 2004, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the SEC Documents; and

(ii) neither the Company nor any Significant Subsidiary has sustained since the date of the latest audited financial statements included in the SEC Documents any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the SEC Documents.

(n) Properties.

(i) The Company and its subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, all real property described in the SEC Documents as owned by them (the “Company Properties”), and good and marketable title to all personal property owned by them that are material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any Company Property, buildings and equipment held under lease by the Company and its subsidiaries and described in the SEC Documents are held by them under valid, subsisting and enforceable leases (such leases, the “Company Leases”) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in default under any of the Company Leases, relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the Company Properties that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of any event, which but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements that would reasonably be expected to have a Material Adverse Effect.

(ii) The Company or its subsidiaries have either (i) an owner’s or leasehold title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property located, as the case may be, by the Company or its subsidiaries, that insures the fee or leasehold interest, as the case may be, in the Company Properties, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where the Company’s Properties are located, or (ii) one or more lender’s title insurance policies insuring the lien of the mortgages encumbering the Company Properties with coverage, in the aggregate, equal to the maximum aggregate principal amount of indebtedness incurred by the Company or its subsidiaries and secured by the Company Properties.

(iii) The Company and each of its subsidiaries is in compliance with all “property improvement plans” (“PIPs”) required by its franchisors, except for such failures to comply that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(iv) Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Effect.

(o) Permits. Each of the Company and its subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any U.S. federal, state or local law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as currently conducted as described in the SEC Documents, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any U.S. federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any subsidiary that would reasonably be expected to have a Material Adverse Effect.

(p) Legal Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries or any of their respective officers or directors is a party or to which any of the properties of the Company or any of its subsidiaries is subject that were required to be described in the SEC Documents (or would be required to be described in an SEC Document if such document were filed on the date hereof) and are not so described or any affiliate transactions, off-balance sheet transactions, statutes, regulations, contracts, licenses, agreements, leases or other documents that were required to be described in the SEC Documents or to be filed as exhibits to the SEC Documents (or would be required to be described in an SEC Document or filed as an exhibit to an SEC Document if such document were filed on the date hereof) that are not so described or filed as required.

(q) Investment Company Act. Neither the Company nor any of its subsidiaries is, and after giving effect to the issuance and sale of the Shares and the receipt of the proceeds therefor, neither the Company nor any of its subsidiaries will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

(r) Litigation. There are no actions, suits, proceedings, inquiries or investigations pending, or to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any of their respective officers or directors or to which the properties, assets or rights of any of such entity is subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency which would reasonably be expected to result in a judgment, decree, award or order having a Material Adverse Effect, or an adverse effect on the consummation of the transactions contemplated by this Agreement or the Escrow Agreement.

(s) Environmental Matters.

(i) Each of the Company and its subsidiaries (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Except as otherwise disclosed in the SEC Documents or in Schedule 2(q)(iii) hereto and except to an extent that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company has not received any notice of, and has no knowledge of, any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any U.S. federal, state or local environmental statute or regulation or under common law, pertaining to Hazardous Materials (as hereinafter defined) on or originating from any of the Company Property or arising out of the conduct of the Company, including without limitation a claim under or pursuant to any Environmental Statute (as hereinafter defined); and (ii) neither the Company Property is included nor, to the Company’s knowledge, is proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as hereinafter defined) by United States Environmental Protection Agency or, to the Company’s knowledge, proposed for inclusion on any similar list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (as hereinafter defined).

As used herein, “Hazardous Materials” shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or related materials, asbestos or any hazardous material as defined by any U.S. federal, state or local environmental law, ordinance, rule or regulation including without limitation the Comprehensive Environmental

Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801-1819, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901-6992K, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, the Clean Air Act, 42 U.S.C. Sections 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251-1387, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-330j-26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, as any of the above statutes may be amended from time to time, and in the regulations promulgated pursuant to each of the foregoing (individually, an “Environmental Statute”) or by any federal, state or local governmental authority having or claiming jurisdiction over the Company Properties and other assets described in the Prospectus (a “Governmental Authority”).

(t) Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material licenses, inventions, copyrights, know-how (including trade secrets and other confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, except such as the failure to own, possess or be able to acquire on reasonable terms would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(u) Labor Matters. No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect.

(v) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged, and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as described in the SEC Documents.

(w) Internal Controls. The Company and each of its subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(x) ERISA. The Company does not have, and does not anticipate incurring, any liabilities under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Code. The assets of the Company and its subsidiaries do not constitute “plan assets” of an ERISA regulated employee benefit plan.

(y) REIT Status. The Company has, since its inception been organized and operated, and as of the Closing, will continue to be organized and operated, in a manner so as to qualify as a REIT under the Code.

(z) Taxes. The Company and each of its subsidiaries have accurately prepared and timely filed all federal, state and other tax returns and extensions (“Returns”) that are required to be filed by it and have paid or made provision for the payment of all taxes, assessments, governmental or other similar charges; all such Returns are true, correct and complete in all material respects; and all federal, state, county, local or foreign taxes, charges, fees, levies, fines, penalties or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority (including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability), in each case, to the extent material (“Taxes”), shown in such Returns or on assessments received by the Company or any of its subsidiaries or otherwise due and payable or claimed to be due and payable by any Governmental Authority, have been paid, except for any such tax, charge, fee, levy, fine, penalty or other assessment that (i) is currently being contested in good faith, or (ii) would not have, or reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Return, which Return has not since been filed. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. No audits or other administrative proceedings or court proceedings are presently pending nor threatened against the Company or any of its subsidiaries with regard to any Taxes or Returns of the

Company or any of its subsidiaries, and no taxing authority has notified the Company or any of its subsidiaries in writing that it intends to investigate its Tax affairs.

(aa) Transfer Taxes. All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares being sold to the Purchaser hereunder have been or will be fully paid or provided for by the Company and all laws imposing such taxes have been or will be fully complied with.

(bb) No Manipulation of Stock. The Company has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock or any other security of the Company to facilitate the sale or resale of the Shares.

(cc) Certain Relationships. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, which is required pursuant to the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder to be described in the SEC Documents which is not so described.

(dd) Use of Proceeds. The Company will apply the net proceeds received from the sale of the Shares to the CTF Acquisition pursuant to the terms of the CTF Acquisition Agreement or the purchase of shares of Common Stock or Common Units in the Operating Partnership from the Contributing Entities.

(ee) Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission for which the Purchaser will be liable in connection with the execution of this Agreement or the transactions contemplated hereby.

3. Representation and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Company as follows:

(a) Authority; Validity. The Purchaser has the requisite power and authority (corporate or otherwise) to execute, deliver and perform all of its obligations under this Agreement, the Escrow Agreement and the Registration Rights Agreement and to consummate the transactions contemplated herein and therein. The Purchaser has taken all necessary action, corporate or otherwise, in order to execute, deliver and perform all of its obligations under this Agreement, the Escrow Agreement and the Registration Rights Agreement and to consummate the transactions contemplated herein and therein. Each of this Agreement, the Escrow Agreement and the Registration Rights Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except as rights to indemnity and contribution contained in the Registration Rights Agreement may be limited by state or federal securities laws or the public policy underlying such laws.

(b) No Conflicts. Neither the execution and delivery of this Agreement, the Escrow Agreement or the Registration Rights Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, including the issuance and sale of the Shares, nor the compliance by the Purchaser with all of the provisions of this Agreement, the Escrow Agreement or the Registration Rights Agreement and all other transactions herein and therein contemplated by the Purchaser, does or will: (i) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default under (A) any provisions of the charter or bylaws or other organizational documents of the Purchaser, (B) any provision of any license, lease, indenture, mortgage, deed of trust, loan, credit, operating agreement, property management agreement or other agreement or instrument to which the Purchaser is a party or by which its properties or assets may be bound or affected, (C) any law or regulation binding upon or applicable to the Purchaser or any of its properties or assets or (D) any decree, judgment or order applicable to the Purchaser; or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Purchaser.

(c) Consents, etc. Assuming the truth and accuracy of the Company’s representation and warranty in the last sentence of Section 2(e) of this Agreement, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or agency or any securities exchange or any other person or entity is necessary or required in connection with the execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby or thereby or the enforcement hereof or thereof against the Company.

(d) Accredited Investor; Purchase for Investment. The Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act, and the Purchaser is purchasing the shares of Common Stock for the Purchaser’s own account and not with a view to the distribution thereof. The Purchaser understands that the shares of Common Stock being sold pursuant to this Agreement have not been registered under the Securities Act and that they may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption or exclusion from the registration requirement of the Securities Act is available.

(e) Investment Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the shares of Common Stock. The Purchaser acknowledges that the Company has afforded the Purchaser the opportunity to discuss the investment in the shares of Common Stock and to receive documents and other information and ask questions concerning the condition (financial or otherwise), business, properties, assets, results of operations and prospects of the Company and its subsidiaries.

(f) Common Stock. The Purchaser does not own or have the right to acquire any shares of Common Stock other than the Shares that are being purchased pursuant to this Agreement.

(g) Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement or the transactions contemplated hereby.

(h) Other Financing. The Purchaser acknowledges that the Company may issue other equity securities (including Common Stock, preferred stock or securities convertible into such stock) or incur debt financing in connection with the CTF Acquisition.

4. Covenants.

(a) Covenants of the Company.

(i) The Company agrees to use its best efforts to have the Common Stock sold pursuant to this Agreement approved for listing on the New York Stock Exchange as promptly as practicable following the Closing, in any event no later than 30 days after the Closing Date.

(ii) The Company agrees to use the proceeds from the sale of the Shares for the CTF Acquisition pursuant to the terms of the Acquisition Agreement or the purchase of shares of Common Stock or Common Units in the Operating Partnership from the Contributing Entities.

(iii) In the event that the Company intends to take any action that would cause the Shares to represent at any time (the “Threshold Time”) more than 9.8% (the “Threshold Amount”) of the Company’s outstanding shares of Common Stock, the Company agrees that prior to taking such action it will: (i) promptly offer to purchase from the Purchaser no later than one business day prior to the Threshold Time that number of shares of Common Stock equal to the number of Shares that exceed the Threshold Amount; and (ii) if Purchaser does not elect to have its shares repurchased pursuant to clause (i) of this sentence, to designate Purchaser as an “Excepted Holder” (as such term is defined in the Company’s charter) with respect to the Shares. The per share purchase price for any shares to be purchased by the Company pursuant to clause (i) of the preceding sentence shall be equal to the closing price for shares of Common Stock on the date of such offer.

(b) Covenant of the Purchaser. Purchaser agrees not to sell any Shares purchased pursuant to this Agreement before the later of (i) the date that is 30 days after the Closing Date or (ii) the expiration of any lockup or standstill agreement to which the Company is a party as a result of any offering of the Company’s equity securities (Common Stock, preferred stock or securities convertible into such stock) used to finance the CTF Acquisition, provided that, notwithstanding the foregoing, this clause (ii) shall not prohibit the Purchaser from selling any Shares on or after October 1, 2005.

(c) Subsequent Offerings. In the event that the Company shall offer to sell Common Stock prior to the consummation of the CTF Acquisition (a “Subsequent Offering”), the Company shall offer to sell Purchaser Common Stock up to such amount as would permit the Purchaser’s percentage ownership of the outstanding shares of Common Stock to equal the Purchaser’s percentage ownership of the outstanding shares of Common Stock immediately following the Closing hereunder at a purchase price per share of 95% of the average daily closing price for the 10 business days immediately preceding the closing of such offering and otherwise on the same terms of such offering; provided, however, that the offering of any securities convertible into, or exchangeable for, Common Stock shall not be a Subsequent Offering for purposes of this Section 4(c). The Company shall notify Purchaser of a Subsequent Offering no later than ten days prior to consummation of such Subsequent Offering and Purchaser will notify the Company whether it intends to participate in such Subsequent Offering within 5 days of receiving such notice.

(d) Except as contemplated by Section 4(a)(iii), from and after the consummation of the CTF Acquisition, the Company will not disclose any material, non-public information to the Purchaser.

(e) Further Assurances. At any time and from time to time, the Company and the Purchaser agree, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as such other party may reasonably request for the purpose of carrying out the intent of this Agreement.

5. Legend.

All certificates for shares of the Common Stock issued to the Purchaser pursuant to this Agreement shall bear a legend substantially in the form set forth below:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

6. Expenses.

The Company and the Purchaser each shall pay their respective expenses incurred in connection with the negotiation and performance of this Agreement, including all fees and disbursements of counsel.

7. Miscellaneous.

(a) Notices. All notices and other communications related to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been given or made upon receipt) by delivery in person, by overnight courier service (such as Federal Express), by facsimile or email (which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Attention: Jon D. Kline

Facsimile: 949-369-3179

Email: jkline@sunstonehotels.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

Attention: Alison S. Ressler or Steven B. Stokdyk

Facsimile: 310-712-8800

Email: resslera@sullcrom.com or stokdyks@sullcrom.com

if to Purchaser, to:

GIC Real Estate, Inc.

156 West 56th, Suite 1900

New York, NY 10010

Attention: Adam Gallistel

Facsimile No.: 212-468-1940

Email: agallistel@gicre.com

with copies to (which shall not constitute notice):

GIC Real Estate, Inc.

One Bush Street, Suite 1100

San Francisco, CA 94104

Attention: Joan Atwood

Facsimile: 415-229-1812

Email: jatwood@gicre.com

168 Robinson Road

#37-01 Capital Tower

Singapore 068912

Attention: Company Secretary

Facsimile: 65-6889-6878

Email: limyokepeng@gic.com.sg

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attention: Gary P. Cullen

Facsimile: 312-407-0411

Email: gcullen@skadden.com

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Purchaser may transfer the Shares and assign its rights and obligations under this Agreement, including to affiliates of Government of Singapore Investment Corporation (Realty) Pte Ltd., without the consent of the Company.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(d) Amendment; Waiver. No provision of this Agreement may be waived or amended except in writing, and no waiver with respect to any provision of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision.

(e) Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

(g) Consent to Jurisdiction; Service of Process. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the State of New York or the courts of the State of New York in each case located in New York County (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

(h) Time of the Essence. With regard to all date and time periods set forth or referred to in this Agreement, time is of the essence.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed at different times and shall be effective upon the execution of it by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ JON D. KLINE
Name: Jon D. Kline
Title: Executive Vice President

BIP REIT PRIVATE LIMITED

By:	/s/ HOWARD MARGOLIS
Name: Howard Margolis
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

Schedule 2(a)

LIST OF COMPANY GOOD STANDING JURISDICTIONS

Name of Entity	Jurisdiction of Organization or Formation	Jurisdiction of Foreign Qualification
Sunstone Hotel Investors, Inc.	Maryland	California

Schedule 2(b)

LIST OF SIGNIFICANT SUBSIDIARY GOOD STANDING JURISDICTIONS

Name of Entity	Jurisdiction of Organization or Formation	Jurisdiction of Foreign Qualification
Sunstone Hotel Partnership, LLC	Delaware	Arizona California Colorado Georgia Idaho Illinois Michigan Minnesota New Jersey New Mexico New York Oregon Pennsylvania Texas Utah Virginia Washington

Sunstone Hotel TRS Lessee, Inc.	Delaware	Arizona California Colorado Georgia Idaho Illinois Michigan Minnesota New Jersey New Mexico New York Oregon Pennsylvania Texas Utah Virginia Washington

Buy Efficient, L.L.C.	Delaware	None

Schedule 2(j)

REGISTRATION RIGHTS

Registration Rights Agreement between the Company and Security Capital Preferred Growth Incorporated, dated as of April 27, 2005.

Section 2(q)(iii)

ENVIRONMENTAL MATTERS

Two 20,000-gallon heating oil underground storage tanks (“USTs”) and one 1,500-gallon heating oil UST at the Westchester Renaissance Hotel are scheduled to be replaced by two 10,000-gallon USTs in May or June, 2005. In April 2005, the two 20,000-gallon USTs were removed under oversight from the Westchester County Department of Health, Office of Environmental Health Risk Control, at which time petroleum hydrocarbon-impacted soil and groundwater was observed. The 1,500-gallon UST has not yet been removed.

Exhibit A

Acquisition Agreement

Exhibit B

Escrow Agreement

Exhibit C

Registration Rights Agreement

Exhibit D

Opinion of Counsel